FOR IMMEDIATE RELEASE


Contact:   Earl O. Bradley, III
           Chief Executive Officer
           (931) 552-6176


                  FIRST ADVANTAGE BANCORP ANNOUNCES OPEN MARKET
               STOCK PURCHASES TO FUND 2008 EQUITY INCENTIVE PLAN


         Clarksville, Tennessee -- August 12, 2008 -- First Advantage Bancorp (Nasdaq: FABK) today announced that the Company has authorized the funding of a trust that will purchase up to 210,587 shares, or approximately 4.0%, of the Company's outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company's 2008 Equity Incentive Plan, which was approved by shareholders at the Company's annual meeting held on June 11, 2008. Purchases will be made in the open market from time to time at the discretion of the independent trustee of the trust.

         First Advantage Bancorp is the holding company for First Federal Savings Bank, a federally-chartered savings bank headquartered in Clarksville, Tennessee. First Federal Savings Bank is a community-oriented financial institution offering financial services within its local communities through its main office and four branch offices located in Clarksville, Tennessee.